Exhibit 99.1

Company Contacts:	Investor Contacts:
Nuvectra Corporation	The Ruth Group

Walter Berger, COO & CFO	Tram Bui / Brian Johnston
(214) 474-3102	(646) 536-7035 / 7028
wberger@nuvectramed.com	investors@nuvectramed.com

Nuvectra® Reports Fourth Quarter and Full Year 2018 Financial Results

Record Fourth Quarter & Full Year 2018 Algovita® Sales of $14.1 million and $47.1 million,

Up 36% and 84% YoY Respectively

Plano, Texas, February 28, 2019– Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the fourth quarter and full year ended December 31, 2018.

Recent Highlights

●

Record consolidated revenues of $14.5 million and $48.8 million in the fourth quarter and full year 2018, up 36% and 80% YoY, excluding NeuroNexus revenues of $1.2 million and $4.9 million, respectively

●	Algovita gross margin increased to 56% in the fourth quarter of 2018, up from 50% in the fourth quarter of 2017
●	Fred B. Parks, PhD, appointed Chief Executive Officer and Christopher G. Chavez elected to Board of Directors effective February 1, 2019
●	Received FDA head-only and CE Mark full-body MR-conditional approvals for Algovita in December 2018
●	Divested NeuroNexus subsidiary for $5 million cash, effective December 31, 2018
●	Total cash and cash equivalents of $99.2 million as of December 31, 2018

Fred Parks, Chief Executive Officer, commented, “Algovita sales grew 84% year over year in 2018, as the company continued to expand its commercial organization and drive market share. We expect to see continued growth in 2019, particularly following the recent FDA head-only and CE Mark full-body MR-conditional approvals for Algovita.”

Mr. Parks shared, “With respect to Virtis™, the FDA is continuing to review our PMA submission, and we look forward to continuing to work closely with them to conclude our PMA review.”

Fourth Quarter and Full Year 2018 Financial Results

Total revenue from continuing operations in the fourth quarter of 2018 was $14.5 million, excluding NeuroNexus discontinued operations revenue of $1.2 million, representing an increase of 36% from $10.7 million from continuing operations in the fourth quarter of 2017. Total revenue from continuing operations for the full year 2018 was $48.8 million, excluding NeuroNexus discontinued operations revenue of $4.9 million, representing an 80% increase from $27.1 million from continuing operations for the full year 2017. Total Algovita revenue in the fourth quarter of 2018 was $14.1 million, a 36% increase from $10.4 million in the fourth quarter of 2017. Total Algovita revenue for the full year 2018 was $47.1 million, an 84% increase from $25.6 million for the full year 2017.

Gross profit from continuing operations in the fourth quarter of 2018 was $8.0 million, or 55% gross margin, an increase from $5.4 million, or 50% gross margin, from continuing operations in the fourth quarter of 2017. Total gross profit from continuing operations for the full year 2018 was $25.8 million, or 53% gross margin, an increase from $12.7 million, or 47% gross margin, from continuing operations for the full year 2017.

Operating expenses from continuing operations in the fourth quarter of 2018 were $18.3 million, a 40% increase from $13.1 million from continuing operations in the fourth quarter of 2017. Total operating expenses from continuing operations for the full year 2018 were $69.0 million, an increase of 26% from $54.9 million from continuing operations for the full year 2017. The increase for both periods was primarily the result of an increase in personnel-related expenses.

Net loss for the fourth quarter of 2018 was $(12.9) million or $(0.73) per share, including a loss of $(1.3) million or $(0.08) per share from NeuroNexus discontinued operations, compared with a net loss of $(8.6) million, or $(0.80) per share, for the fourth quarter of 2017. Net loss for the full year 2018 was $(48.1) million or $(3.25) per share, including a loss of $(1.0) million or ($0.06) per share from NeuroNexus discontinued operations, compared to $(44.6) million or $(4.22) per share for the full year 2017.

Total cash and cash equivalents were $99.2 million as of December 31, 2018 compared to $28.2 million as of December 31, 2017.

Conference Call Information

Nuvectra will hold a conference call on February 28, 2019 at 4:30pm ET to discuss the results. The dial in numbers are (844) 822-7830 for domestic callers and (574) 990-9704 for international callers. The conference ID is 5786645. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on February 28, 2019 through March 7, 2019. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 5786645. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

Nuvectra® is a neurostimulation company committed to helping physicians improve the lives of people with chronic conditions. The Algovita® Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic intractable pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other indications such as sacral neuromodulation (SNM) for the treatment of overactive bladder, and deep brain stimulation (DBS) for the treatment of Parkinson’s Disease. Visit the Nuvectra website at www.nuvectramed.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) the uncertainty and timing of obtaining regulatory approvals in the United States and Europe for our Virtis SNM system, (iv) our ability to successfully launch and commercialize the Virtis SNM system if and when it receives regulatory approval (v) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (vi) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (vii) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (viii) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (ix) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (x) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (xi) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (xii) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals; (xiii) our reliance on each of Integer, our exclusive and sole manufacturer and supplier of parts and components for Algovita, and Minnetronix, Inc., our sole-source supplier of external peripheral devices; (xiv) any supplier shortages related to Algovita or its components and any manufacturing disruptions which may impact our inventory supply as we expand our business; (xv) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; (xvi) our ability to satisfy the conditions and covenants of our Credit Facility; and (xvii) our ability to raise capital should it become necessary to do so, through another public offering of our common stock, private equity or debt financings, strategic partnerships, or other sources. Please see the section entitled “Risk Factors” in Nuvectra’s Annual Report on Form 10-K and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

NUVECTRA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 30, 2017	December 31, 2018	December 30, 2017
Sales:
Product	$14,099	$10,387	$47,149	$25,567
Service	429	317	1,682	1,513
Total sales	14,528	10,704	48,831	27,080
Cost of Sales:
Product	6,268	5,161	21,640	13,530
Service	293	189	1,357	897
Total cost of sales	6,561	5,350	22,997	14,427
Gross profit	7,967	5,354	25,834	12,653
Operating expenses:
Selling, general and administrative expenses	14,358	10,219	54,423	42,744
Research, development and engineering costs, net	3,946	2,854	14,599	12,140
Total operating expenses	18,304	13,073	69,022	54,884
Operating loss	(10,337)	(7,719)	(43,188)	(42,231)
Interest expense, net	816	769	3,588	1,959
Other expense, net	302	105	390	604
Loss from continuing operations before taxes	(11,455)	(8,593)	(47,166)	(44,794)
Provision (benefit) for income taxes	63	34	(21)	(58)
Loss from continuing operations	$(11,518)	$(8,627)	$(47,145)	$(44,736)

Discontinued operations:
(Loss) income from operations of discontinued operations	(1,376)	7	(932)	219
(Benefit) provision for income taxes	(41)	(18)	54	83
(Loss) income from discontinued operations	$(1,335)	$25	$(986)	$136

Net loss	$(12,853)	$(8,602)	$(48,131)	$(44,600)

Comprehensive loss	$(12,852)	$(8,603)	$(48,129)	$(44,599)
Basic and diluted net loss per share:
Loss from continuing operations	$(0.65)	$(0.80)	$(3.19)	$(4.23)
(Loss) income from discontinued operations	(0.08)	—	(0.06)	0.01
Basic and diluted net loss per share	(0.73)	(0.80)	(3.25)	(4.22)

Basic and diluted weighted average shares outstanding	17,647	10,813	14,801	10,576

NUVECTRA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	As of
	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$99,240	$28,165
Trade accounts receivable, net of allowance for doubtful accounts of $691 and $414 in 2018 and 2017, respectively	12,324	9,920
Inventories	6,627	4,978
Prepaid expenses and other current assets	1,117	995
Current assets of discontinued operations	—	971
Total current assets	119,308	45,029
Property, plant and equipment, net	5,213	5,900
Goodwill	33,491	33,491
Other long-term assets	—	245
Noncurrent assets of discontinued operations	—	6,438
Total assets	$158,012	$91,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,950	$2,043
Accrued liabilities	5,736	8,563
Accrued compensation	6,858	4,278
Short-term debt	—	789
Current liabilities of discontinued operations	—	378
Total current liabilities	20,544	16,051
Other long-term liabilities	490	993
Long-term debt, net	44,082	25,886
Total liabilities	65,116	42,930

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 17,689,928 and 10,849,385 shares issued and outstanding in 2018 and 2017, respectively	18	11
Additional paid-in capital	218,844	125,999
Accumulated other comprehensive gain (loss)	1	(1)
Accumulated deficit	(125,967)	(77,836)
Total stockholders’ equity	92,896	48,173

Total liabilities and stockholders’ equity	$158,012	$91,103

(Unaudited)

The carrying amounts of the NeuroNexus assets and liabilities that were classified as assets and liabilities of discontinued operations held for sale were as follows (in thousands):

December 31, 2017
Accounts receivable, net of allowance for doubtful accounts of $3 thousand	$955
Prepaid expenses and other current assets	16
Current assets of discontinued operations held for sale	971
Property, plant and equipment, net	319
Intangible assets, net	1,428
Goodwill	4,691
Noncurrent assets of discontinued operations held for sale	6,438
Total assets	7,409
Accrued liabilities	264
Accrued compensation	114
Current liabilities of discontinued operations held for sale	378
Net assets	$7,031

Income (loss) from discontinued operations, net of income taxes, were as follows (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017

Sales	$4,855	$4,756
Cost of sales	1,637	1,460
Gross profit	3,218	3,296
Operating expenses:
Selling, general and administrative expenses	1,075	1,114
Research, development and engineering costs, net	1,814	1,963
Goodwill impairment	1,261	—
Total operating expenses	4,150	3,077
(Loss) income from discontinued operations before taxes	(932)	219
Provision for income taxes	54	83

(Loss) income from discontinued operations	$(986)	$136